Exhibit 3.5

Amended & Restated Bylaws

of

National HealthCare Corporation

ARTICLE I

MEETINGS OF STOCKHOLDERS

1.1

Annual Meeting.  The annual meeting of the stockholders shall be held, at such place within or without the state of incorporation as may be designated by the Board of Directors, on such date and at such time as shall be designated each year by the Board of Directors and stated in the notice of the meeting. At the annual meeting the stockholders shall elect directors by a vote as provided in Section 2.1 of these Bylaws and transact such other business as may properly be brought before the meeting.

1.2

Special Meetings.  Special meetings of the stockholders may be called by the President or a majority of the Board of Directors.  The place of said meetings shall be designated by the directors. The business transacted at special meetings of the stockholders of the corporation shall be confined to the business stated in the notice given to the stockholders.

1.3

Notice of Stockholder Meetings.  Written or printed notice of stockholders meetings shall state the place, day, and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called and the person or persons calling the meeting; notice may be communicated in person, by mail or private carrier or by other means of written communication by or at the direction of the President, Secretary, officer, or person calling the meeting to each stockholder entitled to vote at the meeting. Such notice shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting; provided, however, that any such notice may be waived in writing, either prior to or subsequent to such meeting.

1.4

Advance Notice Requirements.  The provisions of this Section 1.4 are in addition to, and do not waive, any standards in effect under applicable federal or state law regarding stockholder proposals.

(a)

At an annual or special meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before a meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or the President, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or President, or (iii) brought before the meeting by a stockholder in accordance with these Bylaws. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than sixty (60) nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days' notice or prior public disclosure of the date of the meeting is

0

given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. A stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on the corporation's books, of the stockholder proposing such business, (iii) the class and number of shares which are beneficially owned by the stockholder as of the record date of the meeting (if such record date is publicly available) and as of the date of the notice, and (iv) any material interest of the stockholder in such business. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual or special meeting except in accordance with the procedures set forth in this Section 1.4(a). The chairman of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting and in accordance with the provisions of this Section 1.4(a), and if he shall so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(b)

Notwithstanding anything to the contrary set forth in these Bylaws, including the provisions of Section l.4(a), only persons who are nominated in accordance with the procedures set forth in this Section l.4(b) shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of stockholders by or at the direction of a majority of the Board of Directors or a duly authorized committee thereof (which committee in the case of any nomination of a director who is to be an Independent Director (as such term is defined in Section 2.2 below) shall have a majority of Independent Directors) or by any stockholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 1.4(b). Such nominations, other than those made by or at the direction of the Board of Directors or a duly authorized committee thereof, shall be made pursuant to written notice timely made in writing to the Secretary of the corporation. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the corporation within the time periods specified in Section 1.4(a). Such notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director (w) the name, age, business address and residence address of such person, (x) the principal occupation or employment of such person (y) the class and number of shares of the corporation which are beneficially owned by such person as of the record date of such meeting (if such record date is publicly available) and as of the date of such notice, and (z) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serve as a director if elected); and (ii) as to the stockholder giving notice (y) the name and address, as they appear on the corporation's books, of such stockholder, and (z) the class and number of shares of the corporation's capital stock which are beneficially owned by such stockholder as of the record date of the meeting (if such record date is publicly available) and as of the date of such notice. At the request of the Board of Directors or a committee appointed by it, any person nominated by the board or such committee for election as a director shall furnish to the Secretary of the corporation that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a director unless nominated in accordance with the procedure set forth in this Section 1.4(b). The chairman of the meeting shall, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Furthermore, to be eligible to be a nominee for election or re-election as a director of the corporation, a person must deliver to the secretary at the corporation's principal place of business a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) will abide by the requirements of Section 2.1, and (ii) in such person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation.

1.5

Quorum Requirements.  A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business. A meeting may be adjourned despite the absence of a quorum, and notice of an adjourned meeting need not be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. When a quorum is present at any meeting, a majority in interest of the stock there represented shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the Certificate of Incorporation or Bylaws, or by the laws of Delaware, a larger or different vote is required, in which case such express provision shall govern the decision of such question.

1.6

Voting and Proxies.  Every stockholder entitled to vote at a meeting may do so either in person or by proxy appointment made by an instrument in writing subscribed by such stockholder which proxy shall be filed with the secretary of the meeting before being voted. Such proxy shall entitle the holders thereof to vote adjournment of such meeting, but shall not be valid after the final adjournment thereof. No proxy shall be valid after the expiration of three (3) years from the date of its execution, unless the said instrument expressly provides for a longer period.

ARTICLE II

BOARD OF DIRECTORS

2.1

Qualification and Election.  Directors need not be stockholders or residents of this

State, but must be of legal age. Each director shall be elected by the vote of a majority of the votes cast with respect to the director's election at any meeting for the election of directors at which a quorum is present, subject to the rights of the holders of any series of preferred stock to elect directors in accordance with the terms thereof.  For purposes of this paragraph, a majority of the votes cast means that the number of shares voted "for" a director must exceed 50% of the votes cast with respect to that director's election.  The votes cast shall include votes to withhold authority in each case and exclude abstentions with respect to that director's election.  Notwithstanding the foregoing, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present.  For purposes of these Bylaws, a contested election shall mean any election of directors in which the number of nominees exceeds the number of directors to be elected.  Each director shall hold office until the expiration of the term for which he is elected, and thereafter until his successor has been elected and qualified.

If an incumbent Director is not elected due to a failure to receive a majority of the votes cast as described above and his or her successor is not otherwise elected and qualified, the Director shall promptly tender his or her resignation to the Board of Directors in accordance with the agreement contemplated by Section 1.4(b). The Nominating and Corporate Governance Committee shall consider the resignation and make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. Any Director who tenders his or her resignation shall not participate in either the Nominating and Corporate Governance Committee’s or Board of Directors’ consideration or other action regarding whether to accept the resignation. However, if each member of the Nominating and Corporate Governance Committee failed to receive a majority of the votes cast at the same election, then the Independent Directors who did not fail to receive a majority of the votes cast shall appoint a committee amongst themselves to consider the resignations and recommend to the Board of Directors whether to accept them.

If an incumbent Director resignation pursuant to the foregoing paragraph is not accepted by the Board of Directors, such Director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a Director’s resignation is accepted by the Board of Directors, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 8.3 of the Certificate of Incorporation and Section 4.4 hereof or may decrease the size of the Board of Directors pursuant to the provisions of Section 2.2 hereof.

2.2

Number. The Board of Directors shall be comprised of not less than six (6) or more than twelve (12) members, the exact numbers to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of directors then in office. The number of directors of the Corporation may be increased or decreased outside of this range only in the following manner:

(a)

By a majority of the shareholders of the Corporation entitled to vote if the then existing Board of Directors of the Corporation unanimously approve the proposed increase or decrease in members; or

(b)

By a vote of the holders of 70% or more of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors voting together as a single class.

Notwithstanding anything contained in these Bylaws or the Certificate of Incorporation of the Corporation to the contrary, the affirmative vote of the holders of at least 70% of the voting power of all of the shares of stock of the Corporation entitled to vote generally in the election of directors voting together as a single class shall be required to alter, amend or repeal this Section 2.2 or adopt any provision inconsistent therewith.

At least a majority of the Directors shall at all times (except temporarily pending the filling of a vacancy as hereinafter provided) be persons ("Independent Directors") who are not officers, employees or owners (except for less than 1% of any public company) of any corporation, partnership or other person (including themselves) (a) which is a landlord of this corporation, or (b) which has any other relationship with this corporation that would prevent such person from serving on the Audit Committee of the Board of Directors of a corporation having stock listed on the American Stock Exchange or the New York Stock Exchange.

2.3

Classes. The Board of Directors shall be divided into three classes, designated Class 1, Class 2 and Class 3. Each class shall consist, as nearly as may be possible, of one-third of the number of directors constituting the Board of Directors. The term of office for Class 1 directors will first expire at the annual meeting of stockholders for 1999; the term of office of Class 2 directors will first expire at the annual meeting of stockholders for 2000; and the term of office of Class 3 directors will first expire at the annual meeting of stockholders for 2001, and in each case until their successors are duly elected and qualified. At each annual meeting of stockholders commencing with the first annual meeting of stockholders, successors to the class of directors whose terms expire at the annual meeting of stockholders shall be elected by stockholders for a three-year term and until their successors are duly elected and qualified. Except as otherwise provided herein or in the Certificate of Incorporation, increases in the size of the Board of Directors shall be distributed among the classes so as to render the class as nearly equal in size as possible. Whenever the holders of preferred stock issued pursuant to the Certificate of Incorporation or the resolution or resolutions adopted by a majority of the Board of Directors then in office providing for the issue of shares of preferred stock shall have the right, voting as a separate class, to elect directors, the election, term of office, filling of vacancies and other terms of such directorships shall be governed by the terms of the Certificate of Incorporation or such resolution or resolutions, as the case may be, and such directorships shall not be divided into serial classes or otherwise subject to this Section 2.3 unless expressly so provided therein.

2.4

Meetings.  The annual meeting of the Board of Directors shall be held immediately after the adjournment of the annual meeting of the stockholders, at which time the officers of the corporation shall be elected. The board may also designate more frequent intervals for regular meetings. Special meetings may be called at any time by the chairman of the board, President, or any two directors. Members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting in such manner shall constitute presence in person at such a meeting.

2.5

Notice of Directors' Meetings.  The annual and all regular board meetings may be held without notice of the date, time, place or purpose of the meeting. Special meetings shall be held upon notice sent by any usual means of communication not less than twenty-four (24) hours before the meeting noting the date, time and place of the meeting. The notice need not describe the purposes of the special meeting. Attendance by a director at a meeting or subsequent execution or approval by a director of the minutes of a meeting or a consent action shall constitute a waiver of any defects in notice of such meeting and/or consent action.

2.6

Quorum and Vote.  A majority of the Directors then in office shall constitute a quorum for transaction of business at any meeting of the Board of Directors; provided, however, that a quorum for transaction of business with respect to any matter in which any director (or affiliate of such director) who is not an Independent Director has any interest shall consist of a majority of the directors including a majority of the Independent Directors, then in office. Except as otherwise required by law or by the Certificate of Incorporation, the act of a majority of directors present at a meeting at which a quorum is present shall constitute the act of the Board of Directors, except that no act relating to any matter in which any director (or affiliate of such director) who is not an Independent Director has any interest shall be the act of the Board unless a majority of the Independent Directors on the Board vote for such act.

2.7

Executive, Audit and Other Committees.  The Board of Directors, by a resolution adopted by a majority of its members, may designate an executive committee, consisting of two or more directors, an audit committee, a majority of the members of which shall be Independent Directors, and other committees, consisting of two or more directors. If any committee may take or authorize any act as to any matter in which any director (or affiliate of such director) who is not an Independent Director has or may have any interest, a majority of the members of such committee shall be Independent Directors, except that any such committee consisting of only two directors may have one Independent Director and one director who is not an Independent Director. The Board may delegate to such committee or committees any and all such authority as it deems desirable, including the right to delegate to an executive committee the power to exercise all the authority of the Board of Directors in the management of the affairs and property of the corporation, except those powers which the Board of Directors is specifically prohibited from delegating pursuant to Section 141 (c )(2) of the General Corporation Law of the State of Delaware. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors at act at the meeting in the place of any such absent or disqualified member.

ARTICLE III

OFFICERS

3.1

Number.  The corporation shall have a President, a Secretary, and such other officers as the Board of Directors shall from time to time deem necessary. Any two or more offices may be held by the same person, except the offices of President and Secretary.

3.2

Election and Term. The officers shall be elected by, and shall hold office at the pleasure of, the Board of Directors.

3.3

Duties.  All officers shall have such authority and perform such duties in the management of the corporation as are normally incident to their offices and as the Board of Directors may from time to time provide.

ARTICLE IV

RESIGNATIONS, REMOVALS AND VACANCIES

4.1

Resignations.  Any officer or director may resign at any time by giving written notice to the Chairman of the Board, the President or the Secretary. Any such resignation shall take effect at the time specified therein, or, if no time is specified, then upon its acceptance by the Board of Directors.

4.2

Removal of Officers.  Any officer or agent may be removed at any time with or without cause by the Board of Directors.

4.3

Removal of Directors.  Any or all of the directors may be removed at any time for "cause" by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class). "Cause" for purposes of these Bylaws shall be: (i) any fraudulent or dishonest act or activity by the director; or (ii) behavior materially detrimental to the business of the Corporation.

4.4

Vacancies.  Newly created directorships resulting from an increase in the number of directors, and vacancies occurring in any office or directorship for any reason, including removal of an officer or director, may be filled by the vote of a majority of the directors remaining in office, even if less than a quorum exists; provided, however, that any vacancy created by removal of a director pursuant to Section 4.3 may be filled by action of the stockholders taken at the same meeting at which the vacancy was created, such action to be taken upon the affirmative vote of the holders of not less than a majority of the voting power of the outstanding capital stock of the corporation entitled to vote in the election of directors, voting as a single class.

ARTICLE V

CAPITAL STOCK

5.1

Stock Certificates.  Every stockholder shall be entitled to a certificate or certificates of capital stock of the corporation in such form as may be prescribed by the Board of Directors. Unless otherwise decided by the board, such certificates shall be signed by the President and the Secretary of the corporation; however, any or all of the signatures may be a facsimile. The corporation shall be entitled to treat the holder of record of any share or shares of stock of the corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it has actual or other notice thereof, except as provided by law.

5.2

Transfer of Shares.  Shares of stock may be transferred on the books of the corporation by delivery and surrender of the properly assigned certificate, but subject to any restrictions on transfer imposed by either the applicable securities laws or any stockholder agreement.

5.3

Loss, Theft or Destruction of Certificates.  In the case of the loss, theft, mutilation, or destruction of a certificate of stock, a duplicate certificate may be issued upon such terms as the Board of Directors shall prescribe.

ARTICLE VI

ACTION BY CONSENT

6.1

Directors.  Whenever the directors are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by all the persons or entities entitled to vote thereon, and such action shall be as validand effective as any action taken at a regular or special meeting of the directors.

6.2

Stockholders.  Any action required or permitted to be taken by the holders of the issued and outstanding stock of the Corporation may be effected solely at an annual or special meeting of stockholders duly called and held in accordance with law, the Certificate of Incorporation and these Bylaws, and not by the consent in writing of such stockholders or any of them, provided, however, that holders of shares of any series of the Corporation's preferred stock may exercise the special voting rights, if any, of such series to elect directors upon the occurrence of certain events specified in the Certificate of Incorporation or in the resolution or resolutions adopted by a majority of the Board of Directors then in office providing for the issue of any series of preferred stock pursuant to the Certificate of Incorporation, in any manner now or hereafter permitted by the Certificate of Incorporation or the General Corporation Law of the State of Delaware.

ARTICLE VII

AMENDMENT OF BYLAWS

These Bylaws may be amended, added to or repealed by an affirmative vote of a majority of either (1) the shares of the corporation's capital stock entitled to vote thereon represented at any duly constituted stockholders' meeting, or (2) the Board of Directors.

ARTICLE VIII

FISCAL YEAR

The fiscal year for the corporation shall be fixed from time to time by the Board of Directors.

CERTIFICATION

I certify that these Amended and Restated Bylaws were adopted by the Board of Directors of the corporation and became effective on February 14, 2013.

/s/ John K. Lines

John K. Lines

SVP, General Counsel & Secretary